Exhibit 5.1

November 3, 2009

The Board of Directors of
Standard Motor Products, Inc.
37-18 Northern Boulevard
Long Island City, New York 11101
(718) 392-0200

Ladies and Gentlemen:

We have acted as counsel to Standard Motor Products, Inc., a New York corporation (the "Company"), in connection with the proposed public offering of 3,000,000 shares (the “Firm Shares”) of common stock, par value $2.00 per share, of the Company (the "Common Stock") and up to an additional 450,000 shares (the “Option Shares”) of Common Stock subject to an option granted to the several underwriters of such public offering.  The Firm Shares and the Option Shares are hereinafter referred to as the “Shares.”  The Company has filed a Registration Statement on Form S-3 (File No. 333-161101), as amended (the “Registration Statement”), relating to the public offering of the Shares, as amended and supplemented by a Preliminary Prospectus Supplement, dated October 27, 2009 and a Final Prospectus Supplement, both as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933.  As such counsel, you have requested our opinion as to the matters described herein relating to the Shares.

We have examined and relied upon: the Restated Certificate of Incorporation and Restated By-Laws of the Company, in each case as amended and restated through the date hereof; minutes of the corporate proceedings of the Company through the date hereof, in each case as made available to us by officers of the Company; an executed copy of the Registration Statement, as amended to date, the Preliminary Prospectus Supplement and the Final Prospectus Supplement, each in the form filed with the SEC; and such matters of law deemed necessary by us in order to deliver this opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authenticity of all originals, the conformity to originals of all copies, and the authenticity of the originals of such copies.  As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

The Shares have been duly authorized and when issued, paid for and delivered as contemplated by the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters" and to the references to it in each of the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Validity of Common Stock”.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

Very truly yours,

KELLEY DRYE & WARREN LLP

/s/ Kelley Drye & Warren LLP